As filed with the Securities and Exchange Commission on October 10, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tessera Technologies, Inc.

(Exact name of Registrant as specified in its charter)

DELAWARE	16-1620029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3099 Orchard Drive

San Jose, California 95134

(408) 894-0700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

DIGITAL OPTICS CORPORATION OMNIBUS STOCK OPTION AND AWARD PLAN

AND

TESSERA TECHNOLOGIES, INC. THIRD AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(Full title of the Plans)

Bruce M. McWilliams

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

Copies to:

Robert A. Koenig, Esq.

Bradley A. Bugdanowitz, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

(Name and address, including zip code and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.001 per share:
To be issued under Tessera Technologies, Inc. Third Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”)	3,200,000	(2)	$34.01	(3)	$108,832,000	(3)	$11,645.02
To be issued under Digital Optics Corporation Omnibus Stock Option and Award Plan (the “Digital Optics Plan”)	156,184	(4)	$1.12	(5)	$174,926.08	(5)	$18.72
Total	3,356,184				$109,006,926.08		$11,663.74

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2003 Plan or the Digital Optics Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Represents shares of common stock available for future issuance under the 2003 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $34.01 per share, based on the average of the high and low prices for the Registrant’s common stock reported by The Nasdaq National Market on October 3, 2006.
(4)	Represents shares of common stock subject to outstanding options granted under the Digital Optics Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Offering Price Per Share is $1.12 per share, which is the weighted average exercise price of the outstanding options granted under the Digital Optics Plan.

PART I

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed by us with the Commission on March 16, 2006;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed by us with the Commission on August 11, 2006; our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed by us with the Commission on May 12, 2006;

(c)	Our Current Reports on Form 8-K filed by us with the Commission on February 1, 2006, February 10, 2006, March 6, 2006, May 1, 2006, May 23, 2006, July 10, 2006, July 19, 2006, as amended on Form 8-K/A filed on October 2, 2006, July 21, 2006, August 1, 2006, as amended on Form 8-K/A filed on August 7, 2006, and August 29, 2006;

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, filed by us with the Commission on November 7, 2003, as amended.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors, officers and certain employees which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Tessera Technologies, Inc. Third Amended and Restated 2003 Equity Incentive Plan

4.2	Digital Optics Corporation Omnibus Stock Option and Award Plan

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on October 9, 2006.

TESSERA TECHNOLOGIES, INC.

/s/ Charles A. Webster
By:	Charles A. Webster
Chief Financial Officer, Executive Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bruce M. McWilliams, Michael A. Forman and Charles A. Webster, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bruce M. McWilliams
Bruce M. McWilliams	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 10, 2006

/s/ Charles A. Webster
Charles A. Webster	Chief Financial Officer, Executive Vice President (Principal Financial and Accounting Officer)	October 9, 2006

/s/ Robert Boehlke
Robert Boehlke	Director	October 10, 2006

/s/ John B. Goodrich
John B. Goodrich	Director	October 9, 2006

Al S. Joseph	Director	October , 2006

/s/ David C. Nagel
David C. Nagel	Director	October 9, 2006

/s/ Henry R. Nothhaft
Henry R. Nothhaft	Director	October 9, 2006

/s/ Robert A. Young
Robert A. Young	Director	October 10, 2006

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Tessera Technologies, Inc. Third Amended and Restated 2003 Equity Incentive Plan

4.2	Digital Optics Corporation Omnibus Stock Option and Award Plan

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)